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                                                                    EXHIBIT 23.4

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Western Bancorp (formerly Monarch Bancorp) on Form S-4/A of our report dated January 24, 1997, on the consolidated balance sheet of SC Bancorp and subsidiary as of December 31, 1996, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows, of SC Bancorp and subsidiary, for each of the two years in the period ended December 31, 1996 incorporated by reference in the Annual Report on Form 10-K of Western Bancorp for the year ended December 31, 1997, incorporated by reference in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus.



/s/ DELOITTE & TOUCHE LLP
August 13, 1998
Los Angeles, California